EXHIBIT 99.1

November 6, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS THIRD QUARTER RESULTS;
UPDATES 2008 GUIDANCE AND PROVIDES PRELIMINARY 2009 GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for its 12 and 40 weeks ended October 4, 2008. The company also updated its earnings guidance for 2008 and gave preliminary guidance for 2009.
Third Quarter 2008 Summary
•	Sales in the quarter were $575.9 million, a 21.2% increase over the third quarter of 2007.

•	Net income for the quarter was $27.4 million, or $.29 per diluted share, a 21.8% increase over the 2007 third quarter.

•	Gross margin declined 50 basis points due to higher input costs, which were only partially offset by increased efficiencies and pricing.

•	Selling, marketing and administrative costs improved 50 basis points as a percent of sales.

•	EBITDA was $59.8 million, or 10.4% of sales.

•	Branded retail sales were up 20.0% in the quarter, driven by Nature’s Own soft variety and premium breads, Nature’s Own Whitewheat breads, and regional white bread brands. Recent acquisitions contributed 3.8% of the branded retail sales increase.

•	Guidance for fiscal 2008 was updated to sales of $2.420 billion to $2.430 billion and net income of $113.6 million to $117.3 million, or $1.22 per share to $1.26 per share with 93.1 million average shares outstanding.

•	Preliminary guidance for fiscal 2009 anticipates a 12.2% to 14.0% sales increase and a 9.2% to 15.3% increase in net income.
“Sales across all categories remain strong, and we are on track to continue expanding our geographic footprint, deliver profitable growth, and drive product innovation,” said George E. Deese, Chairman of the Board, Chief Executive Officer, and President. “Our performance in the quarter again demonstrates the strength of our brands and our team’s ability to execute well in the marketplace.
“During the quarter, our team achieved a 3.0% improvement in manufacturing efficiencies. Unfortunately, the improvements and our pricing actions were not enough to offset our higher input costs, and, as a result, our gross margin declined. However, we achieved a 50-basis-point improvement in selling, marketing, and administrative costs partially through our strategy to move production closer to the market and reduce logistics costs. Those improvements offset our lower gross margin and allowed us to deliver good results for the quarter.”
Commenting on recent acquisitions, Deese said, “During the quarter, we made good progress integrating our newest acquisitions—Holsum Bakery and ButterKrust Bakery—into Flowers Foods. We are working to take advantage of synergies and growth opportunities related to these businesses.”
“Looking forward, the determination of our team, our continued focus on our growth strategies, and our continued improvements in efficiency and cost structure, give me confidence that we will meet our goals and deliver increased value for our shareholders over the long term,” he said.
Updated Guidance for Fiscal 2008
Taking into consideration the company’s performance year-to-date and the impact of recent acquisitions, the company now expects sales growth in 2008 of 18.8% to 19.3%. Therefore, sales for fiscal 2008 are expected to be $2.420 billion to $2.430 billion. Fiscal 2008 is a 53-week year and approximately 1.8% of estimated fiscal 2008 sales are expected from the 53rd week. The company expects net income will be 4.7% to 4.8% of sales or $113.6 million to $117.3 million. With approximately 93.1 million average shares outstanding, which reflects shares issued for the Holsum merger and share repurchase activity, earnings per share are expected to be $1.22 to $1.26, an increase of 19.6% to 23.5% over 2007. Previously, the company’s guidance for 2008 had been for sales of $2.400 billion to $2.425 billion, net income of $109.2 million to $114.7 million, and earnings per share of $1.17 to $1.23 on 93.4 million average shares outstanding.
Preliminary Guidance for Fiscal 2009
Offering preliminary guidance for 2009, Deese said the company expects sales growth of 12.2% to 14.0% in the year ahead, with recent acquisitions accounting for 7.0% to 7.5% of the increase. Therefore, sales for fiscal 2009 are expected to be $2.720 billion to $2.765 billion. The company’s fiscal year 2009 will be a 52-week year compared to 53 weeks in fiscal 2008. For 2009, net income is expected to be 4.6% to 4.9% of sales, or $124.1 million to $135.3 million. With approximately 93.3 million average shares outstanding, earnings per share are expected to be $1.33 to $1.45, an increase of 9.0% to 15.1% over the fiscal 2008 guidance. Capital spending in fiscal 2009 is expected to be $75.0 million to $85.0 million, an amount that includes costs for construction of new production capacity as well as maintaining and improving efficiencies in the company’s 39 existing bakeries.

“Our team’s ability to deliver good results this year and our confidence in our preliminary guidance for 2009 are possible because of the underlying strengths of our company,” Deese said. “As 2009 brings continued volatility in commodities and economic uncertainty that could influence consumer buying trends, our plan is to continue working to be the most efficient and cost effective operator in our industry and to offer products and service that meet the needs of our customers and consumers.
“Our 2009 expectations are based on our ability to perform well in the marketplace, to maintain our volume, and to further improve our efficiencies and reduce our costs. We will continue to manage our business well and further implement the strategies that have created competitive advantages for us in the marketplace,” Deese said. “Doing so will help us maximize shareholder value over the long term and we remain focused on achieving that goal.”
Detailed Review of 3Q and Year-to-date
For the third quarter, sales increased 21.2% to $575.9 million over the $475.2 million reported for last year’s third quarter. Net income was $27.4 million, or $.29 per diluted share, a 21.8% increase over the $22.5 million, or $.24 per diluted share, reported for the 2007 third quarter. The quarter’s sales increase of 21.2% was achieved through a favorable pricing/mix of 10.9%, unit volume increase of 1.2%, and the two acquisitions contributed 9.1%. During the quarter, the company’s direct-store-delivery (DSD) sales grew 24.7% due to a favorable pricing/mix of 10.6%, unit volume increase of 2.9%, and 11.2% contributed by the two acquisitions. Sales through warehouse delivery increased 6.1%, reflecting positive pricing/mix of 8.9% and decreased unit volume of 2.8%.
Sales for the 40 weeks of 2008 increased 14.7% to $1.79 billion over the $1.56 billion reported for the 40 weeks of 2007. Net income was $87.1 million, or $.94 per diluted share, a 19.1% increase over the $73.2 million, or $.79 per diluted share, reported for the same period of 2007. The sales increase of 14.7% was achieved through a favorable pricing/mix of 10.4%, unit volume increase of 1.5%, and the two acquisitions contributed 2.8%. Year-to-date, the company’s DSD sales grew at 17.0% due to favorable pricing/mix of 11.0%, unit volume increase of 2.6%, and 3.4% from the acquisitions. Sales through warehouse delivery increased 5.2%, reflecting positive pricing/mix of 5.8% and a slight unit volume decrease of 0.6%.
For the quarter, gross margin as a percent of sales was 48.1% compared to 48.6% in the third quarter of 2007. The decrease in margin was due to higher commodity costs, primarily flour, in the quarter. Ingredient costs in the quarter, excluding the effect of the acquisitions, were up 21% over the prior year quarter. These cost increases were partially offset by sales gains, improved manufacturing efficiencies that resulted from strategic capital investments and better manufacturing controls, and lower labor costs as a percent of sales.
Gross margin year-to-date was 47.5% of sales compared to 49.1% year-to-date last year. This decrease as a percent of sales is also the result of higher commodity costs, which were up 28%, exclusive of the acquisitions, over the prior year’s costs. Year-to-date, gross margin also was impacted negatively by $1.7 million in costs related to a plant closing in the second quarter of 2008. The costs associated with the plant closing did not impact gross margin as a percent of sales. These increased costs were partially offset by sales gains, improved manufacturing efficiencies, and lower labor costs as a percent of sales.
Selling, marketing, and administrative costs as a percent of sales for the quarter were 37.7% compared to 38.2% in the prior year. Year-to-date, selling, marketing, and administrative costs as percent of sales were 37.2% compared to 38.6% last year. These improvements as a percent of sales were due primarily to increased sales and lower employee-related and logistics costs as a percent of sales. Though rising energy costs continued through the third quarter, logistics costs as a percent of sales decreased due to the company’s continued efforts to minimize miles traveled and to locate production closer to markets served.
During the second quarter of 2008, the company recorded a gain of $2.3 million relating to the sale and closure of a manufacturing facility. Year-to-date, costs of $1.7 million were recorded in cost of goods sold and $0.3 million of costs were recorded as selling, marketing and administrative costs relating to this closure, therefore, the net effect on earnings of the closure was $0.3 million year-to-date. The costs consisted primarily of severance, write-off of obsolete inventory, and equipment removal costs. Also, during the second quarter of 2008, the company received final insurance proceeds of $0.7 million relating to property damage at one of the company’s distribution centers last year. During the third quarter of 2007, the company received insurance proceeds of $0.7 million related to this distribution center and an equipment fire at one of its manufacturing facilities.
Depreciation and amortization expenses for the third quarter and year-to-date remained relatively stable as a percent of sales compared to the prior year despite an increase in both depreciation and amortization resulting from the acquisitions. Net interest income for the third quarter was $1.0 million lower than the prior year third quarter due to increased interest expense relating to debt issued for the two acquisitions. Year-to-date, net interest income was $1.3 million higher than 2007 year-to-date due to higher interest income related to the sale of new territories to independent distributors, partially offset by increased interest expense on debt issued for the acquisitions. The effective tax rate for the quarter and year-to-date was 35.7% and is in line with the estimated full-year tax rate of approximately 36.0%.

Operating margin for the third quarter and year-to-date was 7.4%, as compared to 7.3% for the third quarter and year-to-date last year. EBITDA for the quarter was $59.8 million, or 10.4% of sales, an increase of 19.8% over EBITDA for the third quarter of 2007. EBITDA for the year-to-date was $187.2 million, or 10.4% of sales, an increase of 14.0% over the prior year.
Cash and cash equivalents at the end of the quarter were $17.4 million. For the year-to-date, net cash provided by operating activities was $48.9 million, with $68.5 million invested in capital improvements and $39.3 million paid in dividends to shareholders. During the third quarter, the company invested $26.5 million in capital improvements and paid dividends totaling $14.0 million to shareholders. Under its share repurchase program, the company acquired 1.5 million shares of its common stock for $38.2 million during the quarter, an average of $26.12 per share. Since the inception of the share repurchase plan, the company has acquired 20.9 million shares of its common stock for $324.5 million, an average of $15.56 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
During the third quarter, the company entered into a $150 million five-year senior unsecured term loan facility to partially fund the purchase of Holsum Bakery and ButterKrust Bakery.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its third quarter conference call over the Internet at 10:00 a.m. (Eastern) November 6, 2008. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348

Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/04/08	10/06/07	10/04/08	10/06/07
Sales	$575,937	$475,225	$1,793,300	$1,563,010
Materials, supplies, labor and other production costs	298,792	244,321	942,356	796,215
Selling, marketing and administrative expenses	217,382	181,727	666,719	603,282
Depreciation and amortization	17,373	15,357	54,318	50,590
Gain on sale	0	0	2,306	0
Gain on insurance recovery	0	718	686	718

Income before interest, income taxes and minority interest (EBIT)	42,390	34,538	132,899	113,641
Interest income, net	1,011	1,985	7,165	5,850

Income before income taxes and minority interest (EBT)	43,401	36,523	140,064	119,491
Income tax expense	15,519	12,788	50,012	42,202

Income before minority interest	27,882	23,735	90,052	77,289
Minority interest in variable interest entity	(467)	(1,234)	(2,905)	(4,105)

Net income	$27,415	$22,501	$87,147	$73,184

Per share amounts:
Net income	0.29	$0.24	$0.94	$0.79

Diluted weighted average shares outstanding	93,297	92,524	92,707	92,234

Flowers Foods

Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/04/08	10/06/07	10/04/08	10/06/07
Sales:
Direct-Store-Delivery	$480,783	$385,525	$1,475,466	$1,260,751
Warehouse Delivery	95,154	89,700	317,834	302,259

	$575,937	$475,225	$1,793,300	$1,563,010

EBITDA:
Direct-Store-Delivery	$59,678	$46,858	$177,568	$153,230
Warehouse Delivery	8,168	9,075	31,266	31,509
Flowers Foods	(8,083)	(6,038)	(21,617)	(20,508)

	$59,763	$49,895	$187,217	$164,231

Depreciation and Amortization:
Direct-Store-Delivery	$13,851	$12,244	$41,962	$40,093
Warehouse Delivery	3,622	3,165	12,000	10,638
Flowers Foods	(100)	(52)	356	(141)

	$17,373	$15,357	$54,318	$50,590

EBIT:
Direct-Store-Delivery	$45,827	$34,614	$135,606	$113,137
Warehouse Delivery	4,546	5,910	19,266	20,871
Flowers Foods	(7,983)	(5,986)	(21,973)	(20,367)

	$42,390	$34,538	$132,899	$113,641

Note: During the second quarter of 2008, the company’s Tucker, Georgia operation was transferred from the Direct-Store-Delivery segment to the Warehouse Delivery segment. Prior year information has been reclassified to reflect this change for comparability purposes.

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

10/04/08
Assets
Cash and Cash Equivalents	$17,383

Other Current Assets	354,028

Property, Plant & Equipment, net	591,103

Distributor Notes Receivable (includes $11,793 current portion)	104,466

Other Assets	38,833

Cost in Excess of Net Tangible Assets, net	305,583

Total Assets	$1,411,396

Liabilities and Stockholders’ Equity
Current Liabilities	$274,736

Bank Debt (includes $15,000 current portion)	264,500

Other Debt and Capital Leases (includes $3,832 current portion)	30,919

Other Liabilities	144,257

Minority Interest in Variable Interest Entity	9,167

Common Stockholders’ Equity	687,817

Total Liabilities and Stockholders’ Equity	$1,411,396

Flowers Foods

Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 40 Week
	Period Ended	Period Ended
	10/04/08	10/04/08
Cash flows from operating activities:
Net income	$27,415	$87,147
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	17,373	54,318
Minority interest in variable interest entity	467	2,905
Stock compensation	2,594	9,271
Changes in assets and liabilities	(55,074)	(104,785)

Net cash (disbursed for)/provided by operating activities	(7,225)	48,856

Cash flows from investing activities:
Purchase of property, plant and equipment	(26,506)	(68,470)
Acquisitions, net of cash acquired	(168,087)	(168,087)
Other	(1,628)	(1,388)

Net cash disbursed for investing activities	(196,221)	(237,945)

Cash flows from financing activities:
Dividends paid	(13,953)	(39,311)
Stock options exercised	240	2,679
Income tax benefit related to stock awards	264	1,977
Stock repurchases	(38,243)	(44,072)
Payment of financing fees	(747)	(747)
(Decrease)/Increase in book overdraft	(3,775)	5,214
Proceeds from debt borrowings	426,000	456,000
Debt and capital lease obligation payments	(168,489)	(195,246)

Net cash disbursed for financing activities	201,297	186,494

Net decrease in cash and cash equivalents	(2,149)	(2,595)
Cash and cash equivalents at beginning of period	19,532	19,978

Cash and cash equivalents at end of period	$17,383	$17,383

Flowers Foods

Reconciliation of Net Income to EBITDA from Continuing Operations
(000’s omitted)

	For the 12 Week	For the 40 Week
	Period Ended	Period Ended
	October 4, 2008	October 4, 2008
Net Income	$27,415	$87,147
Minority interest in variable interest entity	467	2,905
Income tax expense	15,519	50,012
Interest income, net	(1,011)	(7,165)
Depreciation and amortization	17,373	54,318

EBITDA from Continuing Operations	$59,763	$187,217